March 28, 2020

HERMAN MILLER UPDATE ON MANAGING THE BUSINESS THROUGH THE CORONAVIRUS (COVID-19) PANDEMIC

ZEELAND, Michigan - Herman Miller, Inc. (NASDAQ: MLHR) is providing an update on how the COVID-19 pandemic has affected its business and operations, and how the company has been developing proactive strategies to manage through this challenging time.

“Herman Miller is taking significant steps to keep our employees safe and healthy while ensuring a return to form as a thriving company once this global health crisis has passed. Our strong capital position is an important foundation for our efforts to navigate the path ahead. We are grateful to all our employees for their dedication, and we will continue to respond to this dynamic situation with the health of both our employees and our company top-of-mind” said Andi Owen, President and CEO of Herman Miller.

Employee Safety and Health
While Herman Miller’s manufacturing plant in Dongguan, China, experienced the initial impact of COVID-19, it is now back up and running near full capacity. Lessons learned from that first interaction with the virus led to a number of employee safety measures to contain the spread of COVID-19, including domestic and international travel restrictions, work-from-home practices, extensive cleaning protocols, and ultimately the closure of our showrooms and retail outlets to the public.

Customer Focus
Our customer service, sales, supplier, and dealer teams are working closely with customers to meet current and shifting project demand. Sales teams are meeting with customers remotely via video calls and by leveraging virtual reality to continue the design and specification process that would normally take place in a showroom. Customer service representatives are working remotely to stay connected to customers regarding order status and projected delivery dates.

Manufacturing and Operations
As a global manufacturer, Herman Miller is responding to shelter-in-place and similar government orders in various locations around the world.

In Michigan for example, Governor Gretchen Whitmer’s “Stay Home, Stay Safe” executive order required all non-essential businesses to close for three weeks until April 13. As Herman Miller serves the health care industry and the federal government, among other critical sectors, the company anticipates bringing back approximately as much as 30% of its manufacturing employees by next Monday, March 30 to help support customers who are actively engaged in the COVID-19 response. In an effort to support the thousands of medical workers on the front lines of the battle against COVID-19, this work will also include transforming a portion of its manufacturing footprint to fulfill the immediate need for medical and personal protective equipment. We continue to monitor similar executive orders to understand the potential impact on our operations in other areas.

Elsewhere in the U.S., Nemschoff, which also serves the health care industry, continues operations at full capacity in Sheboygan, WI. Distribution operations at Maharam, based in Yaphank, NY and Geiger, in both its Fulton, GA and Hildebran, NC locations, also remain open.

Internationally, outside of China, Herman Miller’s manufacturing facility located near Bangalore, India is temporarily closed until April 14 under a government order. In the United Kingdom, manufacturing and distribution operations at the company’s Portal Mill facility in Melksham, England are suspended until further notice due to a government-issued nationwide lockdown. In Brazil, the company’s manufacturing and warehouse facilities, which serve the Latin America region, are running as normal.

Retail Operations
Design within Reach (DWR) and HAY retail studios and stores across the US are currently closed to the public, but the company’s distribution center in Batavia, OH is still operational. Freight carriers are delivering to every market domestically but changing policies and procedures daily that may affect distribution. In some markets we are unable to offer white glove delivery at this time, but we can coordinate with the customers to deliver product to their door. Despite the studios and stores being closed, its eCommerce platforms are operating, and many account executives are working from home to help meet customers’ needs via digital chat and video capabilities, email and phone. Across those platforms, demand for home office products is helping to ease the transition of office workers who have been forced to work from home and digital marketing strategies have pivoted to highlight our ability to address that customer need.

Capital Position
In addition to steps taken to protect its workforce and manage business operations, the company has taken actions to safeguard its capital position. At the end of the third quarter of fiscal 2020, the company had a well-positioned balance sheet and liquidity profile to weather these temporary disruptions, with $111 million in cash on hand, a leverage ratio of 0.9x and availability on its revolving credit facility of $266 million. Since the end of the quarter, the company withdrew $265 million on its revolving credit facility as a precautionary measure to provide additional near-term liquidity. The company is also closely managing spending levels, capital investments, and working capital, and has temporarily suspended share repurchase activity as part of managing cash flows during this period.

While the longer-term economic impact cannot be reasonably estimated as the duration of this disruption is unclear, the company is taking important steps to maintains its financial strength in the current environment.

About Herman Miller
Herman Miller is a globally recognized provider of furnishings and related technologies and services.  Since its inception in 1905, the company has relied on innovative design to help people do great things. The global design leader has evolved into Herman Miller Group, a family of brands that collectively offers a variety of products for environments where people live, learn, work, and heal. The family of brands includes Colebrook Bosson Saunders, Design Within Reach, Geiger, HAY, Maars Living Walls, Maharam, naughtone, Nemschoff, and Herman Miller. For more information visit www.hermanmiller.com/about-us.